Exhibit 99.1

Astec Industries, Inc.
1725 Shepherd Road | Chattanooga, TN 37421 | Phone (423) 899-5898 | Fax 899-4456
News Release

Dr. J. Don Brock, Chairman and Former CEO of Astec Industries, Inc., passes away at age 76.
Chattanooga, Tenn. (March 10, 2015) – Astec Industries, Inc. (Nasdaq: ASTE) announced that Dr. J. Don Brock, Chairman and former CEO of Astec Industries, Inc. passed away earlier today at Memorial Hospital in Chattanooga, Tennessee. As previously announced, he had been diagnosed with mesothelioma cancer in 2012.
"We announce this news with great sadness, and our thoughts and prayers are with Don's family at this difficult time," Vice President of Administration Stephen C. Anderson said in a statement. "Don was an inspirational leader, mentor and friend to countless customers and employees of Astec."
Dr. J. Don Brock and four others founded Astec in1972.  Under his leadership, Astec grew into a global company of eighteen (18) subsidiaries in the U.S. and abroad.  Dr. Brock held approximately one hundred (100) U.S. and foreign patents on construction machinery and drying equipment.  He was a recipient of numerous awards including "Man of the Year", (National Asphalt Pavement Association), "Academy of Distinguished Engineering Alumni", (The Georgia Institute of Technology), "Dougherty Award", (The University of Tennessee), the "ARTBA Top 100 Private Sector Transportation Construction Professionals of the 20th Century", and the "Dr. J. Don Brock Transovation Award", (American Road and Transportation Builders Association).
 In 2013, the Astec Board of Directors approved a management succession plan.  On January 1, 2014 Benjamin G. Brock became President and Chief Executive Officer and Richard J. Dorris assumed the role of Executive Vice President and Chief Operating Officer.  W. Norman Smith, a founder of the company and Board member since 1982, continues to serve as Vice Chairman.

Stephen C. Anderson
Vice President of Administration
and Director of Investor Relations
Phone: (423) 553-5934
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com